Exhibit 1.1

Execution Version

ARGO BLOCKCHAIN PLC

8.75% SENIOR NOTES DUE 2026

UNDERWRITING AGREEMENT

November 12, 2021

B. Riley Securities, Inc.

As Representative of the several Underwriters

named in Schedule I hereto

c/o	B. Riley Securities, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171

Ladies and Gentlemen:

Argo Blockchain plc, a public limited company incorporated under the laws of England and Wales (the “Company”), proposes to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”) $40,000,000 aggregate principal amount of 8.75% Senior Notes due 2026 (the “Firm Notes”). In addition, the Company proposes to grant to the Underwriters the option to purchase from the Company up to an additional $6,000,000 aggregate principal amount of 8.75% Senior Notes due 2026 (the “Additional Notes”). The Firm Notes and the Additional Notes are hereinafter collectively referred to as the “Notes.”

The Notes will be issued under an indenture dated as of November 17, 2021 (the “Base Indenture”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The Notes will be issued to Cede & Co., as nominee of the Depository Trust Company (“DTC”) pursuant to a blanket letter of representations to be dated on or prior to the Closing Date (as defined herein) (the “DTC Agreement”), between the Company and DTC. The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-1 (File No. 333-260857), including a preliminary prospectus, relating to the Notes. The registration statement as amended at the time it becomes effective, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”; the prospectus in the form first used to confirm sales of Notes (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus.” If the Company has filed an abbreviated registration statement to register additional Notes pursuant to Rule 462(b) under the Securities Act (a “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement.

For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “preliminary prospectus” shall mean each prospectus used prior to the effectiveness of the Registration Statement, and each prospectus that omitted information pursuant to Rule 430A under the Securities Act that was used after such effectiveness and prior to the execution and delivery of this Agreement, “Time of Sale Prospectus” means the preliminary prospectus contained in the Registration Statement at the time of its effectiveness together with the documents and pricing information set forth in Schedule II hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. As used herein, the terms “Registration Statement,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Registration Statement, the Prospectus, the Time of Sale Prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.         Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:

(a)      The Registration Statement has become effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the best knowledge of the Company, threatened by the Commission. The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

(b)      (i) the Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iii) the Time of Sale Prospectus does not, and at the time of each sale of the Notes in connection with the offering when the Prospectus is not yet available to prospective purchasers, and at the Closing Date (as defined in Section 4), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) at the time of filing, the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter through B. Riley expressly for use therein.

(c)      The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, if any, each furnished to B. Riley before first use, the Company has not prepared, used or referred to, and will not, without B. Riley’s prior consent, prepare, use or refer to, any free writing prospectus.

(d)      The Company has been duly incorporated, is validly existing as a public limited company under the laws of England and Wales and has the corporate power and authority to own or lease its property and to conduct its business as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e)      Each subsidiary of the Company has been duly incorporated, organized or formed, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its incorporation, organization or formation, has the corporate or other business entity power and authority to own or lease its property and to conduct its business as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(f)       The Company has the full right, power and authority to execute and deliver, and perform its obligations under, this Agreement, the Indenture, the Notes and DTC Agreement.

(g)      This Agreement has been duly authorized, executed and delivered by the Company.

(h)      The Indenture has been duly authorized by the Company and, as of the Closing Date, will be duly executed and delivered by the Company and, assuming it has been executed and delivered by the Trustee, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law) and provided further, that the indemnity, contribution and exoneration provisions contained in such agreement may be limited by applicable laws.

(i)       The DTC Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law) and provided further, that the indemnity, contribution and exoneration provisions contained in such agreement may be limited by applicable laws.

(j)       The Notes have been duly authorized for sale to the Underwriters pursuant to this Agreement and, when executed and delivered by the Company and authenticated by the Trustee pursuant to the provisions of this Agreement and of the Indenture relating thereto, against payment of the consideration set forth in this Agreement, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or law), and will be entitled to the benefits of the Indenture relating thereto.

(k)      The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Indenture will not contravene any provision of applicable law or the articles of association or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body, agency or court is required for the performance by the Company of its obligations under this Agreement, the Indenture and the Notes except such as may be required by (i) the securities or Blue Sky laws of the various states, (ii) the bylaws, rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) or the Nasdaq Global Select Market (“Nasdaq”) or (iii) any necessary qualification under the Trust Indenture Act, in connection with the offer and sale of the Notes, except, in each case, that would not be reasonably expected to have a material adverse effect on the Company and its subsidiaries.

(l)       There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.

(m)     There is no action, suit, proceeding, inquiry or investigation brought by or before any legal or governmental entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which would reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the Company and its subsidiaries, taken as a whole. No material labor dispute with the employees of the Company or any of its subsidiaries, or with the employees of any principal supplier, manufacturer, customer or contractor of the Company, exists or, to the knowledge of the Company, is threatened or imminent.

(n)      Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(o)      The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended. Neither the Company nor any subsidiary is, and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof, neither of them will be, a “controlled foreign corporation” as defined by the Code.

(p)      Except as would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the Company and its subsidiaries, taken as a whole: (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, legally-binding policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution, preservation or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, natural resources, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements; (iii) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, orders, complaints, directives, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries; and (iv) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against the Company or any of its subsidiaries relating to Hazardous Materials, bodily injury, or any Environmental Laws. In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). No facts or circumstances have come to the Company’s attention that would give rise to such costs or liabilities that would reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the Company and its subsidiaries, taken as a whole.

(q)      Neither the Company nor any of its subsidiaries nor any director, officer, or employee of the Company or any of its subsidiaries, nor to the knowledge of the Company, any agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise, or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested, or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA, the UK Bribery Act 2010, and other applicable anti-corruption or anti-bribery laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(r)       The operations of the Company and its subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000 (as amended), the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, as amended by the Money Laundering and Transfer of Funds (Information) (Amendment) (EU Exit) Regulations 2019 and any laws enacted pursuant to the Sanctions and Anti-Money Laundering Act 2018, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(s)      Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge, any director, officer, employee, agent, affiliate or representative of the Company, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria). Neither the Company nor any of its subsidiaries, will knowingly, directly or indirectly, use the proceeds from the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (b) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its subsidiaries, have knowingly engaged in, or are now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(t)       Except as disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus, the Company and its subsidiaries own, or have obtained valid and enforceable licenses for, the inventions, patent applications, patents, trademarks, trade names, service names, domain names, copyrights, trade secrets, know how, data, databases, software and other intellectual property and proprietary rights described in the Registration Statement, the Time of Sale Prospectus and the Prospectus as being owned or licensed by them or which are used in or necessary for the conduct of their respective businesses as currently conducted or as currently proposed to be conducted (collectively, “Intellectual Property”), and the Company, its subsidiaries and the conduct of their respective businesses have no, do not and will not infringe, misappropriate, violate or otherwise conflict in any material respect with any intellectual property or proprietary rights of others. The Intellectual Property owned by the Company and its subsidiaries (collectively, “Owned IP”) is valid, subsisting and enforceable and has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and the Company is unaware of any facts which would form a reasonable basis for any such adjudication. The Owned IP is owned solely by the Company and its subsidiaries free and clear of all liens, encumbrances and other similar restrictions. To the Company’s knowledge: (i) there are no third parties who have rights to any Intellectual Property, except for customary reversionary rights of third-party licensors with respect to Intellectual Property that is disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus as licensed to the Company or one or more of its subsidiaries; and (ii) there is no infringement, misappropriation or violation by third parties of any Intellectual Property. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others: (A) challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (B) challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (C) asserting that the Company or any of its subsidiaries infringes, misappropriates or otherwise violates, or would, upon the commercialization of any product or service described in the Registration Statement, the Time of Sale Prospectus or the Prospectus as under development, infringe, misappropriate or violate, any patent, trademark, trade name, service name, copyright, trade secret or other intellectual property or proprietary rights of others, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim. The Company and its subsidiaries have materially complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or any subsidiary, and all such agreements are in full force and effect. To the Company’s knowledge, there are no material defects in any of the patents or patent applications included in the Intellectual Property. The Company and its subsidiaries have taken all reasonable steps to protect, maintain and safeguard their Intellectual Property, including the execution of nondisclosure and invention assignment agreements with their employees and independent contractors engaged in the development of Intellectual Property for the Company and execution of nondisclosure agreements with employees and independent contractors that have access to trade secrets and other material confidential information of the Company and its subsidiaries, and, to the Company’s knowledge, there has been no unauthorized use or disclosure of any of the confidential Intellectual Property. None of the Intellectual Property or technology (including information technology and outsourced arrangements) used by the Company or its subsidiaries has been obtained or is being used by the Company or its subsidiary in violation of any contractual obligation binding on the Company or its subsidiaries or any of their respective officers, directors or employees or otherwise in violation of the rights of any persons.

(u)      (i) (x) To the knowledge of Company, there has been no security breach or other compromise of any Company’s information technology and computer systems, networks, hardware, software, data, equipment or technology (collectively, “IT Systems and Data”) that would result in a material adverse effect on the Company and its subsidiaries, and (y) the Company has not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data that would result in a material adverse effect on the Company and its subsidiaries; (ii) the Company is presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

(v)     The Company and its subsidiaries are, and at all prior times, were, in compliance with all applicable state and federal data privacy and security laws and regulations, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), and all applicable laws regarding the processing of Personal Data, and the Company and its subsidiaries have taken commercially reasonable actions to prepare to comply with, and since May 25, 2018, have been and currently are in compliance with, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679), GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the United Kingdom European Union (Withdrawal) Act 2018 and as amended by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (SI 2019/419) (collectively, the “Privacy Laws”). To ensure compliance with the Privacy Laws, the Company and its subsidiaries have in place, comply with, and take reasonable and appropriate steps to ensure compliance in all material respects with their policies and procedures relating to data privacy and security of IT Systems and Data, and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”). The Company and its subsidiaries have at all times made all disclosures to individuals, including without limitation, users or customers, required by applicable laws and regulatory rules or requirements, and none of such disclosures made or contained in any Policy have, been inaccurate or in violation of any applicable laws and regulatory rules or requirements in any material respect.

(w)     The Company and its subsidiaries deposit all their crypto assets in digital wallets held or operated by the Company or its subsidiaries or a third party pursuant to a third party agreement (the “Wallets”). The Company and its subsidiaries have taken commercially reasonable steps to protect the Wallets and crypto assets, including by adopting protocols to prevent, detect and mitigate inappropriate or unauthorized access to the Wallets or crypo assets.

(x)            The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings, or as would not reasonably be expected to result in a material adverse effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(z) below in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined, except as would not reasonably be expected to result in a material adverse effect. No stamp duty, stamp duty reserve, registration, transfer tax or other similar taxes or duties (together, “Transfer Taxes”) imposed by the United Kingdom, the United States, or any political subdivision or any taxing authority thereof are payable by or on behalf of the Underwriters in connection with (i) the creation and issuance of the Notes by the Company in the manner contemplated by this Agreement, the Indenture and DTC Agreement; (ii) the issuance of the Notes to or for the account of the Underwriters, in each case in the manner contemplated by this Agreement, the Indenture and DTC Agreement; (iii) the initial sale and delivery by the Underwriters of the Notes to purchasers thereof in the manner contemplated by this Agreement; or (iv) the execution and delivery of this Agreement, the Indenture and DTC Agreement.

(y)            The statements set forth in the Time of Sale Prospectus and the Prospectus under the caption “Material Income Tax Considerations” constitute summaries of United Kingdom tax law and United States federal income tax law and regulations or legal conclusions thereto, and are accurate and fair summaries of the material contained therein.

(z)            The financial statements filed with the Commission as a part of the Registration Statement, the Time of Sale Prospectus and the Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations, changes in stockholders’ equity and cash flows for the periods specified. Such financial statements have been prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the European Union and the International Accounting Standards Board (the “IASB”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement, the Time of Sale Prospectus or the Prospectus. The financial data set forth in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus under the captions “Prospectus Summary—Summary Historical Consolidated Financial and Other Data” and “Capitalization” fairly present in all material respects the information set forth therein on a basis consistent with that of the audited financial statements contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus. All disclosures contained in the Registration Statement, any preliminary prospectus or the Prospectus and any free writing prospectus that constitute non-IFRS financial measures (as defined by the rules and regulations under the Securities Act and the Exchange Act) comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, as applicable. To the Company’s knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the PCAOB, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data filed with the Commission as a part of the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(aa)      PKF Littlejohn LLP, who have certified certain financial statements of the Company and its subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules filed with the Commission as part of the Registration Statement and included in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, has informed the Company that they are an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(bb)      The Company and each of its subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls designed and which the Company reasonably believes (x) enables it to comply with the Listing Rules of the UK Financial Conduct Authority (“FCA”) (“Listing Rules”) and (y) is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS as issued by IASB and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(cc)      The Company and its subsidiaries have been and are in compliance with all applicable laws, rules and regulations and continuing obligations pursuant to the Listing Rules, Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, including as the same forms part of United Kingdom law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the "EUWA"), and as amended by the Market Abuse (Amendment) (EU Exit) Regulations 2019, SI 2019/310 , as applicable at the relevant time, the Disclosure Guidance and Transparency Rules made by the FCA and the Prospectus Regulation Rules made by the FCA, except where failure to be so in compliance would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect.

(dd)      The interactive data in eXtensible Business Reporting Language included in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ee)      From the time of initial submission of the Registration Statement to the Commission through the date hereof, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act (an “Emerging Growth Company”).

(ff)      The Company (i) has not alone engaged in any Testing-the-Waters Communication with any person and (ii) has not authorized anyone other than B. Riley to engage in Testing-the-Waters Communications in connection with the sale of the Notes. The Company reconfirms that B. Riley has been authorized to act on its behalf in undertaking Testing-the-Waters Communications. The Company has not distributed any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act. “Testing-the-Waters Communication” means any communication with potential investors undertaken in reliance on Section 5(d) or Rule 163B of the Securities Act.

(gg)      The Company has the power to submit, and pursuant to Section 16 of this Agreement, has legally, validly, effectively and irrevocably submitted, to the personal jurisdiction of each United States federal court and New York state court located in the Borough of Manhattan, in the City of New York, New York, U.S.A. (each, a “New York Court”), and the Company has the power to designate, appoint and authorize, and pursuant to Section 16 of this Agreement, has legally, validly, effectively and irrevocably designated, appointed and authorized an agent for service of process in any action arising out of or relating to this Agreement or the Notes in any New York Court, and service of process effected on such authorized agent will be effective to confer valid personal jurisdiction over the Company as provided in Section 16 hereof.

(hh)      Except as provided by laws or statutes generally applicable to transactions of the type described in this Agreement, neither the Company nor any of its respective properties, assets or revenues has any right of immunity under English, New York or United States law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any English, New York or United States federal court, from service of process, attachment upon or prior judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the Indenture or the DTC Agreement. To the extent that the Company or any of its respective properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings may at any time be commenced, the Company waives or will waive such right to the extent permitted by law and has consented to such relief and enforcement as provided in Section 16 of this Agreement.

(ii)       Any final judgment for a fixed or readily calculable sum of money rendered by a New York Court having jurisdiction under its own domestic laws and recognized by the English courts as having jurisdiction (according to English conflicts of laws principles and rules of English private international law at the time when proceedings were initiated) to give such final judgment in respect of any suit, action or proceeding against the Company based upon this Agreement, the Indenture or the DTC Agreement and any instruments or agreements entered into for the consummation of the transactions contemplated herein and therein would be declared enforceable against the Company, without re-examination or review of the merits of the cause of action in respect of which the original judgment was given or re-litigation of the matters adjudicated upon, by the courts of England.

(jj)      None of the Company or any of its subsidiaries has any securities rated by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

2.            Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the terms and conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amounts of Firm Notes set forth in Schedule I hereto opposite its name at $24.125 per Note (the “Purchase Price”).

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Notes, and the Underwriters shall have the right to purchase, severally and not jointly, up to $6,000,000 Additional Notes at the Purchase Price. B. Riley may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 30 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Notes to be purchased by the Underwriters and the date on which such Additional Notes are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the Closing Date (as later defined) for the Firm Notes or later than ten business days after the date of such notice. Additional Notes may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of Notes in excess of the number of the Firm Notes. On each day, if any, that Additional Notes are to be purchased (an “Additional Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Notes that bears the same proportion to the total number of Additional Notes to be purchased on such Additional Closing Date as the number of Firm Notes set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Notes.

3.            Terms of Public Offering. The Company is advised by B. Riley that the Underwriters propose to make a public offering of their respective portions of the Notes as soon after the Registration Statement and this Agreement have become effective as in B. Riley’s judgment is advisable. The Company is further advised by B. Riley that the Notes are to be offered to the public initially at $25.00 per Note (the “Public Offering Price”) and to certain dealers selected by B. Riley at a price that represents a concession not in excess of $0.525 per Note under the Public Offering Price. The Underwriters acknowledge and agree that no action has been taken by the Company to qualify the Notes for offer or sale in any jurisdiction outside the United States. The Underwriters agree to observe the laws applicable to them in each jurisdiction in which they offer or sell the Notes and agree to observe the restrictions set forth in Schedule III hereto in connection with each such offer and sale.

4.            Payment and Delivery. Payment for the Firm Notes shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Firm Notes for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on November 17, 2021, or at such other time on the same or such other date, not later than November 24, 2021, as shall be designated in writing by B. Riley. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Payment for any Additional Notes shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Additional Notes for the respective accounts of the several Underwriters at 10:00 a.m., New York City time, on the date specified in the corresponding notice described in Section 2 or at such other time on the same or on such other date, in any event not later than December 24, 2021, as shall be designated in writing by B. Riley.

The Firm Notes and Additional Notes shall be registered in such names and in such denominations as B. Riley shall request not later than one full business day prior to the Closing Date or the applicable Additional Closing Date, as the case may be. The Firm Notes and Additional Notes shall be delivered to B. Riley on the Closing Date or an Additional Closing Date, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Notes to the Underwriters duly paid, against payment of the Purchase Price therefor.

5.            Conditions to the Underwriters’ Obligations. The obligations of the Company to sell the Notes to the Underwriters and the several obligations of the Underwriters to purchase and pay for the Notes on the Closing Date are subject to the condition that the Registration Statement shall have become effective not later than 5:00 p.m. (New York City time) on the date hereof.

The several obligations of the Underwriters are subject to the following further conditions:

(a)            Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)            no order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose shall be pending before or, to the knowledge of the Company, threatened by the Commission; and

(ii)            there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in B. Riley’s reasonable judgment, is material and adverse to the Company and its subsidiaries, taken as a whole, and makes it impracticable to market the Notes on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b)            The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Sections 5(a)(i) and 5(a)(i) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)            The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Sidley Austin LLP, outside counsel for the Company, dated the Closing Date, in a form reasonably satisfactory to the Underwriters.

(d)            The Underwriters shall have received on the Closing Date an opinion of Sidley Austin LLP, solicitors to the Company with respect to English Law, dated the Closing Date, in a form reasonably satisfactory to the Underwriters.

(e)            The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Duane Morris LLP, counsel for the Underwriters, dated the Closing Date, in a form reasonably satisfactory to the Underwriters.

With respect to the negative assurance letters to be delivered pursuant to Section 5(c) above, Sidley Austin LLP may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus, the Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified. With respect to the opinions and negative assurance letter to be delivered pursuant to Section 5(e) above, Duane Morris LLP may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus and the Prospectus and any amendments or supplements thereto (other than the documents incorporated by reference) and upon review and discussion of the contents thereof (including documents incorporated by reference), but are without independent check or verification, except as specified.

(f)            The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from PKF Littlejohn LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

(g)            On or before the date of this Agreement, B. Riley shall have received correspondence from FINRA that it will raise no objection as to the amount of compensation allowable or payable to the Underwriters as described in the Registration Statement.

(h)            Application shall have been made to have the Notes approved for listing on Nasdaq.

(i)            The Underwriters shall have received such other documents as B. Riley may reasonably request, including with respect to the good standing of the Company, the due authorization and issuance of the Notes and other matters related to the issuance and sale of the Notes.

(j)            On the Closing Date, the Company and the Trustee shall have executed and delivered the Base Indenture, the First Supplemental Indenture and the Notes.

(k)            The several obligations of the Underwriters to purchase Additional Notes hereunder are subject to the delivery to B. Riley on the applicable Additional Closing Date of the following:

(i)            a certificate, dated the Additional Closing Date and signed by an executive officer of the Company, confirming that the certificate delivered on the Closing Date pursuant to Section 5(b) hereof remains true and correct as of such Additional Closing Date;

(ii)            an opinion and negative assurance letter of Sidley Austin LLP, outside counsel for the Company, dated the Additional Closing Date, relating to the Additional Notes to be purchased on such Additional Closing Date and otherwise to the same effect as the opinion required by Section 5(c) hereof;

(iii)            an opinion of Sidley Austin LLP, solicitors to the Company with respect to English Law, dated the Additional Closing Date, relating to the Additional Notes to be purchased on such Additional Closing Date and otherwise to the same effect as the opinion required by Section 5(d) hereof;

(iv)            an opinion and negative assurance letter of Duane Morris LLP, counsel for the Underwriters, dated the Additional Closing Date, relating to the Additional Notes to be purchased on such Additional Closing Date and otherwise to the same effect as the opinion required by Section 5(e) hereof;

(v)            a letter dated the Additional Closing Date, in form and substance satisfactory to the Underwriters, from PKF Littlejohn LLP, independent public accountants, substantially in the same form and substance as the letter furnished to the Underwriters pursuant to Section 5(f) hereof; provided that the letter delivered on the Additional Closing Date shall use a “cut-off date” not earlier than two business days prior to such Additional Closing Date; and

(vi)            such other documents as B. Riley may reasonably request with respect to the good standing of the Company, the due authorization and issuance of the Additional Notes to be sold on such Additional Closing Date and other matters related to the issuance of such Additional Notes.

6.            Covenants of the Company. The Company covenants with each Underwriter as follows:

(a)            To furnish to B. Riley upon request, without charge, signed copies of the Registration Statement (including exhibits thereto) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto) and to furnish to B. Riley in New York City, without charge, prior to 10:00 a.m., New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as B. Riley may reasonably request.

(b)            Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to B. Riley a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which B. Riley reasonably objects, and to file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such Rule.

(c)            To furnish to B. Riley a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which B. Riley reasonably objects.

(d)            Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e)            If the Time of Sale Prospectus is being used to solicit offers to buy the Notes at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)            If, during such period after the first date of the public offering of the Notes as in the reasonable opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses B. Riley will furnish to the Company) to which Notes may have been sold by B. Riley on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g)            To endeavor to qualify the Notes for offer and sale under the securities or Blue Sky laws of such jurisdictions as B. Riley shall reasonably request. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof as soon as reasonably practicable.

(h)            To make generally available to the Company’s security holders and to B. Riley as soon as practicable an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i)            Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Notes under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Notes under state securities laws and all expenses in connection with the qualification of the Notes for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, up to a maximum of $10,000, (iv) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Notes by FINRA, up to a maximum of $10,000, (v) all costs and expenses incident to listing the Notes on Nasdaq, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Notes, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (viii) the document production charges and expenses associated with printing this Agreement, (ix) the reasonable fees and disbursements of counsel to the Underwriters in connection with the transactions contemplated in this Agreement in an aggregate amount not to exceed $100,000 and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8 entitled “Indemnity and Contribution” and the last paragraph of Section 10 below, the Underwriters will pay all of their costs and expenses, including taxes payable on resale of any of the Notes by them and any advertising expenses connected with any offers they may make.

(j)            If the performance by the Underwriters of any of their obligations under this Agreement shall represent for VAT purposes under any applicable law the making by the Underwriters of any supply of goods or services to the Company (to the extent applicable), the Company shall pay to the Underwriters, in addition to the amounts otherwise payable by the Company pursuant to this Agreement, an amount equal to the VAT chargeable on any such supply of goods and services provided that the Underwriters shall have first issued the Company with a valid VAT invoice in respect of the supply to which the payment relates. Where a sum (a “Relevant Sum”) is paid or reimbursed to the Underwriters pursuant to this Agreement in respect of any cost, expense or other amount and that cost, expense or other amount includes an amount in respect of irrecoverable VAT (the “VAT Element”) which has been certified as such by the Underwriters (acting reasonably and in good faith), then the Company, to the extent applicable, shall, in addition, pay an amount equal to the VAT Element to the Underwriters. For the purposes of this Agreement, “VAT” means value added tax as provided for in the United Kingdom Value Added Tax Act 1994 (and legislation and regulations supplemental thereto) and any other tax of a similar nature, including sales tax, or tax instead of or in addition to value added tax, wherever imposed, together with any interest, surcharge or penalty payable in respect thereof.

(k)            The Company will promptly notify B. Riley if the Company ceases to be an Emerging Growth Company at any time prior to the completion of the distribution of the Notes within the meaning of the Securities Act.

(l)            If at any time following the distribution of any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act there occurred or occurs an event or development as a result of which such Testing-the-Waters Communication included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify B. Riley and will promptly amend or supplement, at its own expense, such Testing-the-Waters Communication to eliminate or correct such untrue statement or omission.

7.            Covenants of the Underwriters. Each Underwriter, severally and not jointly, covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

8.            Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) that arise out of, or are caused by, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), the Prospectus or any amendment or supplement thereto, or any Testing-the-Waters Communication, or arise out of, or are caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through B. Riley expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters through B. Riley consists of the information described as such in paragraph (b) below.

(b)            Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, officers who sign the Registration Statement, employees, agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to Underwriter’s Information (as defined below) furnished to the Company in writing by such Underwriter through B. Riley expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto.

(c)            In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by B. Riley, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)            To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Notes shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Notes (before deducting expenses) received by the Company and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Notes. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective number of Notes they have purchased hereunder, and not joint.

(e)            The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)            The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Notes.

9.            Termination. The Underwriters may terminate this Agreement by notice given by B. Riley to the Company, if after the execution and delivery of this Agreement and prior to or on the Closing Date or any Additional Closing Date, as the case may be, (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE American, Nasdaq, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States or other relevant jurisdiction shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, or any calamity or crisis that, in B. Riley’s reasonable judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it impracticable or inadvisable to proceed with the offer, sale or delivery of the Notes on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

10.            Effectiveness; Defaulting Underwriters. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or an Additional Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Notes that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Notes to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Firm Notes set forth opposite their respective names in Schedule I bears to the aggregate number of Firm Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as B. Riley may specify, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Notes that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such number of Notes without the written consent of such Underwriter. If, on the Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Firm Notes and the aggregate number of Firm Notes with respect to which such default occurs is more than one-tenth of the aggregate number of Firm Notes to be purchased on such date, and arrangements satisfactory to B. Riley and the Company for the purchase of such Firm Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either B. Riley or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected. If, on an Additional Closing Date, any Underwriter or Underwriters shall fail or refuse to purchase Additional Notes and the aggregate number of Additional Notes with respect to which such default occurs is more than one-tenth of the aggregate number of Additional Notes to be purchased on such Additional Closing Date, the non-defaulting Underwriters shall have the option to (i) terminate their obligation hereunder to purchase the Additional Notes to be sold on such Additional Closing Date or (ii) purchase not less than the number of Additional Notes that such non-defaulting Underwriters would have been obligated to purchase in the absence of such default. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

11.            Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Notes, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Notes.

(b)            The Company acknowledges that in connection with the offering of the Notes: (i) the Underwriters have acted at arms’ length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement, any contemporaneous written agreements and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Notes.

12.            Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

13.            Counterparts. This Agreement may be signed in two or more counterparts (including by electronic signatures covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.            Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

15.            Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the directors, officers, employees, agents and controlling persons referred to in Section 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Notes as such from any of the Underwriters merely by reason of purchase.

16.            Governing Law; Currency Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The Company and each other party not located in the United States has irrevocably appointed Puglisi & Associates which currently maintains an office at 850 Library Avenue, Suite 204, Newark, DE 19711, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the Borough of Manhattan in the City of New York, United States of America. THE COMPANY AND EACH OF THE UNDERWRITERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

The obligations of the Company pursuant to this Agreement in respect of any sum due to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by any Underwriter of any sum adjudged to be so due in such other currency, on which such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Underwriter in United States dollars hereunder, the Company agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter hereunder.

All payments made by the Company under this Agreement, if any, will be made without withholding or deduction for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom, the United States, Canada or any political subdivision or any taxing authority thereof or therein unless the Company is or becomes required by law to withhold or deduct such taxes, duties, assessments or other governmental charges. In such event, the Company will pay such additional amounts as will result, after such withholding or deduction, in the receipt by each Underwriter and each person controlling any Underwriter, as the case may be, of the amounts that would otherwise have been receivable in respect thereof.

17.            Underwriter’s Information. The parties hereto acknowledge and agree that, for all purposes of this Agreement, the Underwriter’s Information consists solely of the following information in any Issuer Free Writing Prospectus identified in Schedule II hereto, the Prospectus and in the Registration Statement: the concession figure appearing in the first paragraph under the section entitled “Underwriting – Discounts and Expenses” and the information contained in the second and fourth paragraphs relating to stabilization transactions under the section entitled “Underwriting – Price Stabilization, Short Positions.”

18.            Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

19.            Notices. All communications hereunder shall be in writing and effective only upon receipt and to the parties hereto as follows:

If to the Underwriters:

B. Riley in care of B. Riley Securities, Inc.

299 Park Avenue, 21st Floor,

New York, New York 10171,

Attention: Equity Syndicate Desk,

with a copy to the Legal Department

If to the Company:

Argo Blockchain plc

9th Floor

16 Great Queen Street

London, England WC2B 5DG

Attention: Peter Wall

with a copy to:

Sidley Austin LLP

1001 Page Mill Road, Building 1

Palo Alto, California 94304

Attention: Martin A. Wellington

And

Fladgate LLP

16 Great Queen Street

London, WC2B 5DG, United Kingdom

Attention: David Robinson

[Signature Page Follows]

Very truly yours,

ARGO BLOCKCHAIN PLC

By:	/s/ Peter Wall
Name: Peter Wall
Title: Chief Executive Officer

Accepted as of the date hereof

B. RILEY SECURITIES, INC.

Acting on behalf of themselves and the
      several Underwriters named in
      Schedule I hereto.

By:	B. Riley Securities, Inc.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head Investment Banking

Schedule I

Underwriter	Number of Firm Notes To Be Purchased
B. Riley Securities, Inc.	432,000
D.A. Davidson & Co..	56,000
EF Hutton, division of Benchmark Investments, LLC.	252,000
Ladenburg Thalmann & Co. Inc.	124,000
William Blair & Co., L.L.C.	384,000
Aegis Capital Corp.	72,000
Alexander Capital L.P.	144,000
Northland Securities, Inc.	8,000
Revere Securities LLC	16,000
Wedbush Securities Inc..	48,000
B.C. Ziegler & Company	64,000
Total:	1,600,000

I-1

Schedule II

Time of Sale Prospectus

Time of Sale: 4:45pm ET

Filed pursuant to Rule 433

Registration No. 333-260857

Issuer Free Writing Prospectus

Supplementing the Preliminary Prospectus

Dated November 10, 2021

ARGO BLOCKCHAIN PLC

$40,000,000

8.75% Senior Notes Due 2026
Final Term Sheet

November 12, 2021

The information in this pricing term sheet relates to the offering of 8.75% Senior Notes due 2026 of Argo Blockchain plc and is qualified in its entirety by reference to the Preliminary Prospectus, dated November 10, 2021 (the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus.

Issuer:	Argo Blockchain plc (the “Issuer”)

Securities:	8.75% Senior Notes Due 2026 (the “Notes”)

Principal Amount:	$40,000,000 (excluding exercise of the underwriters’ option)

Underwriters’ Option:	$6,000,000

Type:	SEC Registered

Trade Date:	November 15, 2021

Settlement Date:	November 17, 2021

Listing:	Nasdaq “ARBKL”

Price to Public:	$25.00

Underwriters’ Discount:	$0.875 per Note

Underwriters’ Purchase Price from Issuer:	$24.125 per Note

Net Proceeds to the Issuer (before expenses and other fees):	$38,600,000 (assuming no exercise of the underwriters’ option to purchase additional Notes)

Maturity Date:	November 30, 2026

Rating:*	The Notes have received a “B” rating from Egan-Jones Ratings Co., an independent, unaffiliated rating agency. Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agency by the Issuer and information obtained by the rating agency from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the Notes. Each rating should be evaluated independently of any other rating.

Annual Coupon:	8.75%, paid quarterly in arrears

Interest Payment Dates:	January 31, April 30, July 31 and October 31, commencing January 31, 2022, and at maturity

Day Count:	30/360

Optional Redemption:

The Notes may be redeemed for cash in whole or in part at any time at the Issuer’s option (i) on or after November 30, 2023 and prior to November 30, 2024, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after November 30, 2024 and prior to November 30, 2025, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after November 30, 2025 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

The Issuer may redeem the Notes, in whole, but not in part, at any time at its option, at a redemption price equal to 100.5% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events.

Minimum Denomination / Multiples:	$25.00/$25.00

CUSIP/ISIN:	040126 203 / US0401262037

Book-Running Managers:	B. Riley Securities, Inc., D.A. Davidson & Co., EF Hutton, division of Benchmark Investments, LLC, Ladenburg Thalmann & Co. Inc., William Blair & Co., L.L.C.

Co-Managers:	Aegis Capital Corp., Alexander Capital L.P, Northland Securities, Inc., Revere Securities LLC, Wedbush Securities Inc., B.C. Ziegler & Company

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The Issuer has filed a registration statement on Form F-1, and an amendment thereto, and Preliminary Prospectus with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the registration statement, as amended, the Preliminary Prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request them from B. Riley Securities, Inc. by calling (703) 312-9580 or by emailing prospectuses@brileysecurities.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “EU Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this document and any other document or materials relating to the issue of the Notes referred to herein is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who (i) are qualified investors as defined in Article 2 of the UK Prospectus Regulation, and (ii) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

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Schedule III

Prohibition of Sales to Canadian Retail Investors

Each underwriter represents, warrants and agrees that the Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Prohibition of Sales to EEA Retail Investors

Each underwriter represents, warrants and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area. For the purposes of this provision:

(a)            the expression "retail investor" means a person who is one (or more) of the following:

(i)            a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or

(ii)	a customer within the meaning of the of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)          not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)	the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Prohibition of Sales to UK Retail Investors

Each underwriter represents, warrants and agrees, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus to any retail investor in the United Kingdom. For the purposes of this provision:

(a)           the expression "retail investor" means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended, the "EUWA"); or

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(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; and

(b)           the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

United Kingdom

Each underwriter further represents, warrants and agrees, that:

(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

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